Exhibit 99(a)(1)(E)

FORM OF

NOTICE OF CHANGE IN ELECTION FROM “ACCEPT” TO “REJECT”

If you previously elected to accept Medarex, Inc.’s offer to exchange (the “Offer”), and you would like to change your election and reject the Offer, or to change your election to specify different Eligible Options, you must sign this Notice and complete a new Election Form and return both documents to Medarex, Inc. (the “Company”). The Change to Reject Notice may be sent via regular mail or facsimile.

•	Change to Reject Notices delivered via facsimile should be sent to Anthony Marucci in the Company’s Princeton, New Jersey office at (908) 713-6002 or to David Wilson in the Company’s Milpitas, California office at (408) 545-2799.

•	Change to Reject Notices delivered via regular mail should be sent to Medarex, Inc., attention: Anthony Marucci, 707 State Road, Princeton, NJ 08540, or to Medarex, Inc., attention David Wilson, 521 Cottonwood Drive, Milpitas, CA 95035.

Change to Reject Notices returned via e-mail and e-mail notices will not be accepted.

Your Change to Reject Notice must be received by Anthony Marucci or David Wilson no later than 12:00 midnight, Eastern Time, on March 7, 2003, or if the Company extends the deadline to exchange options, before the extended expiration of the Offer (the “Expiration Date”). Your Change to Reject Notice must not merely placed in the mail or other delivery system by the Expiration Date. If you send your Change to Reject Notice via facsimile, please send your original signed Change to Reject Notice via regular mail to Medarex, Inc., attention: Anthony Marucci, 707 State Road, Princeton, NJ 08540, or to Medarex, Inc., attention David Wilson, 521 Cottonwood Drive, Milpitas, CA 95035, as soon as possible.

If you have questions regarding the process for returning this Notice, please contact Mr. Marucci at (908) 430-4214, or Mr. Wilson at (408) 545-2722. Alternatively, you may reach either Mr. Marucci or Mr. Wilson via e-mail at optionexchange@medarex.com.

To Medarex, Inc.:

I previously received a copy of the Offer, the E-Mail Transmittal Letter and the Summary of Terms (each of which was dated February 7, 2003) and an Election Form. I signed and returned the Election Form, in which I elected to accept the Offer. I now wish to change that election and reject the Offer. I understand that by signing this Notice and delivering it to either Anthony Marucci or David Wilson, I will be able to withdraw my acceptance of the Offer and reject the Offer instead. I have read all of the terms and conditions of the Offer.

I understand that in order to reject the Offer, I must sign this Notice and deliver it to either Anthony Marucci or David Wilson at the Company, before 12:00 midnight, Eastern Time, on March 7, 2003, or if the Company extends the deadline to exchange options, before the extended expiration of the Offer.

By rejecting the Offer, I understand that I will not receive any Replacement Options and I will keep my Eligible Options as listed on my personal Option Report. These options will continue to be governed by the stock option plan these options were granted under and the existing option agreements between the Company and me.

I have completed and signed the following exactly as my name appears on my original Election Form.

By executing this form, the undersigned hereby binds his or her successors, assigns and legal representatives.

☐    I DO NOT accept the Offer.

_________________________________	Date:________________________________
Optionee Signature

Name:____________________________	Identification Number: ________________
(Please print)

Medarex, Inc. hereby agrees and accepts this Notice of Change in Election from Accept to Reject, and such acceptance shall be binding on the Company’s successors, assigns and legal representatives:

Medarex, Inc.

_________________________________	Date:________________________________
By:
Title: